Exhibit 10.1

EXECUTION VERSION

PURCHASER SUPPORT AGREEMENT

This Purchaser Support Agreement (this “Agreement”) is effective as of November 16, 2022 by and among (i) Quantum Ventures LLC, a Delaware limited liability company (the “Sponsor Holdco”), (ii) the Persons set forth on Schedule I hereto (together with the Sponsor Holdco, each, a “Sponsor” and, together, the “Sponsors”), (iii) Quantum FinTech Acquisition Corporation, a Delaware corporation (“Purchaser”), and (iv) AtlasClear, Inc., a Wyoming corporation (the “Company”). The Sponsors, Purchaser and the Company and the are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, each Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the shares of Purchaser Common Stock and the Purchaser Warrants as set forth opposite such Sponsor’s name on Schedule I attached hereto;

WHEREAS, concurrently herewith, Purchaser, the Company, Calculator New Pubco., Inc., a Delaware corporation and a wholly-owned Subsidiary of Purchaser (“New Pubco”), Calculator Merger Sub 1, Inc., a Delaware corporation and a wholly-owned Subsidiary of New Pubco (“Merger Sub 1”), Calculator Merger Sub 2, Inc., a Wyoming corporation and a wholly-owned Subsidiary of New Pubco (“Merger Sub 2” and, collectively with Merger Sub 1, the “Merger Subs”), Atlas FinTech Holdings Corp. (“Atlas Fintech”) and Robert McBey are entering into a Business Combination Agreement (as amended, supplemented, restated or otherwise modified from time to time, the “BCA”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the BCA), pursuant to which (and subject to the terms and conditions set forth therein), (a) Purchaser will merge with and into Merger Sub 1 (the “First Merger”), with Purchaser being the surviving entity and a wholly owned subsidiary of New Pubco, and (b) following the First Merger, Merger Sub 2 will merge with and into the Company (the “Second Merger” and together with the First Merger, the “Mergers”), with the Company being the surviving entity and becoming a wholly owned subsidiary of New Pubco;

WHEREAS, concurrently herewith, the Sponsor Holdco shall have delivered to the Company a duly executed copy of the Registration Rights and Lock-up Agreement, by and among New PubCo, the Company, the Sponsor Holdco and certain of the Company’s other shareholders or their respective affiliates, as applicable.

WHEREAS, as an inducement to Purchaser and the Company to enter into the BCA and to consummate the transactions contemplated therein, the Parties desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
PURCHASER SUPPORT AGREEMENT; COVENANTS; VESTING

Section 1.1 Binding Effect of BCA. Each Sponsor hereby acknowledges that it has read the BCA and this Agreement and has had the opportunity to consult with its tax, legal and other advisors with respect thereto and hereto. Each Sponsor hereby agrees to be bound by and comply with Section 6.6 (No Solicitation), Section 6.14 (Public Announcements) and Section 6.15 (Confidentiality) of the BCA (and any relevant definitions contained in such section) as if each such Sponsor was an original signatory to the BCA with respect to such provisions. Sponsor Holdco further (a) agrees to transfer up to the Purchaser Stock and/or Purchaser Warrants that are held, directly or indirectly, by Atlas Fintech to potential sources of debt, equity or other financing pursuant to Section 6.19 (Financing) of the BCA, which transfer shall be effectuated in connection with, and as of immediately prior to, the Closing, and (b) acknowledges that any Purchaser Common Stock or Purchaser Warrants that remain held, directly or indirectly, by Atlas Fintech as of immediately prior to the Closing shall automatically be forfeited by Atlas Fintech for no consideration and that Sponsor Holdco shall cause such Purchaser Common Stock and Purchaser Warrants to be cancelled effective as of the Closing.

Section 1.2 No Interim Period Transfers. Each Sponsor shall not, during the Interim Period (except, in each case, pursuant to the BCA or otherwise consented to by the Company), (i) sell, transfer, hypothecate, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, any of its Purchaser Common Stock or Purchaser Warrants, (ii) enter into any Contract or option with respect to any transaction specified in clause (i) or any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of its Purchaser Common Stock or Purchaser Warrants, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (any transaction specified in clause (i), (ii) or (iii), a “Transfer”); provided, however, that the foregoing shall not prohibit a Transfer to any Permitted Transferee (as defined below); provided, further, that any such Transfer shall be permitted only if, as a precondition to such Transfer, such Permitted Transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to assume all of the obligations of the transferor under, and be bound by all of the terms of, this Agreement. Any Transfer in violation of this Section 1.2 shall be null and void.

Section 1.3 New Shares. In the event that (a) any Purchaser Common Stock, Purchaser Warrants or other equity securities of Purchaser are issued to a Sponsor during the Interim Period pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Purchaser Common Stock or Purchaser Warrants of, on or affecting the Purchaser Common Stock or Purchaser Warrants owned by such Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any Purchaser Common Stock, Purchaser Warrants or other equity securities of Purchaser during the Interim Period, or (c) a Sponsor acquires the right to vote or share in the voting of any Purchaser Common Stock or other equity securities of Purchaser during the Interim Period (such Purchaser Common Stock, Purchaser Warrants or other equity securities of Purchaser, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the Purchaser Common Stock or Purchaser Warrants owned by such Sponsor as of the date hereof. Notwithstanding any of the foregoing to the contrary, and without limiting Section 1.5(a), no Sponsor shall cause, or permit any Affiliate of Sponsor to cause, any New Securities to be created or issued except as expressly permitted by the BCA or otherwise consented to by the Company.

Section 1.4 Reserved.

Section 1.5 Sponsor Agreements.

(a) During the Interim Period, at any meeting of the shareholders of Purchaser, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Purchaser is sought, in each case, as contemplated by the BCA, each Sponsor shall (i) appear at each such meeting or otherwise cause all of its Purchaser Common Stock to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Purchaser Common Stock:

(i) in favor of the transactions contemplated by the BCA, including the Mergers;

(ii) against any Acquisition Proposal or any proposal relating to an Acquisition Proposal (in each case, other than the transactions contemplated by the BCA, including the Mergers);

(iii) against any merger or business combination agreement or merger (other than the BCA and the Mergers), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Purchaser; and

(iv) against any proposal, action or agreement that would or would reasonably be expected to (A) impede, frustrate, prevent or nullify any provision of this Agreement, the BCA or the Mergers, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of any party under the BCA or (C) result in any of the conditions set forth in Article VIII of the BCA not being fulfilled.

(b) Each Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, (i) Section 1 of the D&O Insider Letter and (ii) the Sponsor Insider Letter (as applicable) (each as defined below).

(c) During the Interim Period, each Sponsor shall not modify or amend any Contract between or among such Sponsor, anyone related by blood, marriage or adoption to such Sponsor or any Affiliate of such Sponsor (other than Purchaser), on the one hand, and Purchaser, on the other hand, including, for the avoidance of doubt, the D&O Insider Letter and the Sponsor Insider Letter (except as expressly contemplated hereby or by the BCA or the Ancillary Documents).

Section 1.6 Reasonable Best Efforts. Without limiting Section 1.5, during the Interim Period, each Sponsor shall (i) take any action as may reasonably be necessary to satisfy the conditions of the Purchaser set forth in Article VIII of the BCA and (ii) not take any action that would reasonably be expected to prevent or delay the satisfaction of any of the conditions to the Mergers and the transactions contemplated by the BCA set forth in Article VIII of the BCA.

Section 1.7 Further Assurances. During the Interim Period, at the Company’s request and without further consideration, each Sponsor shall execute and deliver, or cause to be executed or delivered, such additional documents and take all such further action as may be reasonably necessary or required to effect the actions and consummate the transactions contemplated by the BCA and the transactions contemplated hereby.

Section 1.8 No Inconsistent Agreement. Each Sponsor hereby agrees that such Sponsor shall not enter into any agreement that would restrict, limit, interfere or otherwise be inconsistent with the performance of such Sponsor’s obligations hereunder.

Section 1.9 Defined Terms. For purposes of this Agreement:

(a) the term “D&O Insider Letter” means that certain Letter Agreement, dated February 4, 2021, by and among Purchaser and directors and officers of Purchaser parties thereto;

(b) the term “Existing Registration Rights Agreement” means that certain Registration and Stockholder Rights Agreement, dated as of February 4, 2021, by and among Purchaser, Sponsor Holdco, Chardan Quantum LLC, a Delaware limited liability company (“Chardan”) and other Persons parties thereto;

(c) the term “Sponsor Insider Letter” means that certain Letter Agreement, dated February 4, 2021, by and among Purchaser, Sponsor Holdco and Chardan; and

Section 1.10 Waiver of Certain Rights. Each Sponsor hereby irrevocably and unconditionally agrees:

(a) (i) not to (A) demand that Purchaser redeem its or their shares of Purchaser Common Stock in connection with the transactions contemplated by the BCA, including the Mergers, or (B) otherwise participate in any such redemption by tendering or submitting any of its shares of Purchaser Common Stock for redemption and (ii) to waive the provisions of Sections 9.2 of the Purchaser Certificate of Incorporation relating to Redemption Rights (as defined therein);

(b) to waive any anti-dilution or similar protection with respect to any of their Purchaser Common Stock (which for the avoidance of doubt, shall not include any adjustments to the Private or Public Warrants pursuant to any adjustment mechanism set forth in the Warrant Agreement);

(c) (i) that no Working Capital Warrant (as defined in the Warrant Agreement) shall be issued as repayment of any outstanding Working Capital Loans and (ii) not to demand conversion of any outstanding Working Capital Loans into Working Capital Warrants (as defined in the Warrant Agreement); and

(d) not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Purchaser, the Company, the Company’s or Purchaser’s Affiliates or any of their respective successors, assigns relating to the negotiation, execution or delivery of this Agreement, the BCA or the consummation of the transactions contemplated by the BCA, including the Mergers.

Section 1.11 Consent to Disclosure. Each Sponsor hereby consents to the publication and disclosure in any announcement or disclosure required by applicable securities Laws, the SEC or any other securities authorities of such Sponsor’s identity and ownership of such Sponsor’s Purchaser Common Stock (and New Pubco Common Stock after the Closing) and Purchaser Warrants and the nature of such Sponsor’s obligations under this Agreement; provided that, prior to any such publication or disclosure the Company and Purchaser have provided such Sponsor with an opportunity to review and comment upon such announcement or disclosure, which comments the Company and Purchaser will consider in good faith; provided, further, that the foregoing proviso shall not apply to any such publication or disclosure the content of which concerning the foregoing does not substantially differ from any prior such publication or disclosure. Each Sponsor shall promptly provide any information reasonably requested by the Company or Purchaser for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the BCA, including filings with the SEC, except for any information that is subject to attorney-client privilege or confidentiality obligations (provided, that with respect to any confidentiality obligations, such Sponsor, Purchaser and the Company shall cooperate in good faith to enable disclosure of such information to the maximum extent possible in a manner that complies with such confidentiality obligation).

Section 1.12 Termination of Existing Registration Rights. The Registration Rights and Lock-Up Agreement, when executed, shall supersede the Existing Registration Rights Agreement, which shall be of no further force or effect upon (but subject to the consummation of) the Closing.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Sponsors. Each Sponsor represents and warrants as of the date hereof to the Company (severally and not jointly and solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:

(a) Organization; Due Authorization. If such Sponsor is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery of this Agreement by each of the Company and Purchaser, this Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Sponsor.

(b)  Ownership. Such Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Sponsor’s Purchaser Common Stock and Purchaser Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Purchaser Common Stock or Purchaser Warrants (other than transfer restrictions under the Securities Act)) affecting any such Purchaser Common Stock or Purchaser Warrants, other than Liens pursuant to (i) this Agreement, (ii) the Purchaser’s Organizational Documents, (iii) the BCA or (iv) any applicable securities Laws. Such Sponsor’s Purchaser Common Stock and Purchaser Warrants as set forth opposite such Sponsor’s name on Schedule I hereto are the only equity securities in Purchaser owned of record or beneficially by such Sponsor or such Sponsor’s Affiliates on the date of this Agreement, and none of such Sponsor’s Purchaser Common Stock or Purchaser Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Purchaser Common Stock or Purchaser Warrants, except as provided hereunder and under the D&O Insider Letter and the Sponsor Insider Letter. Other than the Purchaser Warrants, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Purchaser or any equity securities convertible into, or which can be exchanged for, equity securities of Purchaser.

(c)  No Conflicts. The execution and delivery of this Agreement by such Sponsor does not, and the performance by such Sponsor of his, her or its obligations hereunder will not, (i) if such Sponsor is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor or if such Sponsor is an individual, conflict with the rights of such Sponsor’s spouse or domestic partner, as applicable, or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor or such Sponsor’s Purchaser Common Stock or Purchaser Warrants), in each case, to the extent the absence of such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Agreement.

(d)  Litigation. As of the date hereof, there are no Actions pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Agreement.

(e)  Brokerage Fees. Except as described on Schedule 3.17 of the Purchaser Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the BCA based upon arrangements made by such Sponsor, for which Purchaser or any of its Affiliates may become liable.

(f) Affiliate Arrangements. Except as set forth on Schedule II attached hereto, no Sponsor nor any anyone related by blood, marriage or adoption to such Sponsor or, to the knowledge of such Sponsor, any Person in which such Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Purchaser or its Subsidiaries that has not been publicly disclosed in Purchaser’s filings with the SEC.

(g)   Acknowledgment. Such Sponsor understands and acknowledges that each of Purchaser and the Company is entering into the BCA in reliance upon such Sponsor’s execution and delivery of this Agreement.

(h)   Certain Securities Law Representations and Warranties.

(i) Such Sponsor has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked;

(ii) In the case of such Sponsor who is an individual, its biographical information furnished to the Company, if any (including any such information to be included in the Registration Statement), is (or will be when furnished and thereafter) true and accurate in all material respects and does not (or will not when furnished and thereafter) omit any material information with respect to such Sponsor’s background;

(iii) Such Sponsor’s questionnaire furnished to the Company or Purchaser, if any, is (or will be when furnished and thereafter) true and accurate in all material respects;

(iv) Such Sponsor is not subject to or a respondent in any legal action for any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; and

(v) Such Sponsor has never been convicted of, or pleaded guilty to, any crime (A) involving any fraud, (B) relating to any financial transaction or handling of funds of another Person or (C) pertaining to any dealings in any securities, and it is not currently a defendant in any such criminal proceeding.

Section 2.2 No Actions to Breach Agreement. Each Sponsor shall not take any action that would make any representation or warranty of such Sponsor contained herein untrue or incorrect or have the effect of preventing or disabling such Sponsor from performing its obligations under this Agreement.

Section 2.3 Update of Schedule I. If any Sponsor acquires record or beneficial ownership of any Purchaser Common Stock or Purchaser Warrants during the Interim Period (or becomes aware, during the Interim Period, of its record or beneficial ownership of any Purchaser Common Stock or Purchaser Warrants as of the date hereof, which securities are not already set forth on Schedule I), such Sponsor shall promptly notify the Company and Purchaser in writing, and Schedule I shall be updated to reflect such Sponsor’s ownership of such additional Purchaser Common Stock or Purchaser Warrants, as applicable.

ARTICLE III
MISCELLANEOUS

Section 3.1 Termination; Non-Survival of Representations and Warranties.

(a) This Agreement shall terminate upon the earlier to occur of (i) the termination of the BCA in accordance with its terms in circumstances where the Closing does not occur and (ii) the expiration of the Lock-up Period, and upon such termination, this Agreement shall forthwith become void and have no further force or effect, without any liability on the part of any Party; provided, that (1) no such termination shall relieve any Party of any liability for fraud or intentional and willful breach of this Agreement prior to its termination, and (2) Section 1.1, Section 2.2, this Section 3.1, and Sections 3.2 through 3.9 shall survive any such termination.

(b) None of the representations or warranties contained in this Agreement or in any certificate or other writing delivered pursuant hereto shall survive the Closing.

Section 3.2 Capacity. Notwithstanding anything herein to the contrary, each Sponsor is signing this Agreement solely in such Sponsor’s capacity as a shareholder of Purchaser, and not in any other capacity, and this Agreement shall not limit, prevent or otherwise affect the actions of such Sponsor or any Affiliate or Representative thereof, or any of their respective Affiliates, in his, her or its capacity, if applicable, as an officer or director of Purchaser or any other Person, including in the exercise of his, her or its fiduciary duties as a director or officer of Purchaser.

Section 3.3 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including e-mail), with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser at or prior to the Closing, to: Quantum FinTech Acquisition Corporation 4221 W. Boy Scout Blvd., Suite 300 Tampa, FL 33607 Attn: Sandip I. Patel E-mail: spatel@qventllc.com with a copy (which will not constitute notice) to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Attn: Carol Anne Huff; Jason D. Osborn

Facsimile: 212-294-4700

Email: CHuff@winston.com;

JOsborn@winston.com

If to a Sponsor, to such Sponsor’s address set forth in Schedule I with a copy to (which will not constitute notice):

Greenberg Traurig, LLP
1750 Tysons Boulevard, Suite 1000
McLean, VA 22102

Attn: Jason Simon
Facsimile No.: +1 703.714.8386
Telephone No.: +1 703.749.1386
E-mail: simonj@gtlaw.com

If to the Company or the Surviving Corporation, to:

AtlasClear, Inc.
4221 W. Boy Scout Blvd., Ste 300
Tampa, FL 33607
Attn: Craig Ridenhour
Telephone No.: +1 727.512.9631
E-mail: cridenhour@atlasbanc.com

with a copy (which will not constitute notice) to:

Greenberg Traurig, LLP
1750 Tysons Boulevard, Suite 1000
McLean, VA 22102

Attn: Jason Simon
Facsimile No.: +1 703.714.8386
Telephone No.: +1 703.749.1386
E-mail: simonj@gtlaw.com

If to the Purchaser after the Closing, to: Quantum FinTech Acquisition Corporation 4221 W. Boy Scout Blvd., Suite 300 Tampa, FL 33607 Attn: Sandip I. Patel E-mail: spatel@qventllc.com with a copy (which will not constitute notice) to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Attn: Carol Anne Huff; Jason D. Osborn

Facsimile: 212-294-4700

Email: CHuff@winston.com;

JOsborn@winston.com

Section 3.4 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

Section 3.5 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

Section 3.6 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New Delaware without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware located in Wilmington, Delaware (and in the absence of jurisdiction, the Parties consent to be subject to the jurisdiction of the United States District Court for the District of Delaware or any other state court located in Wilmington, Delaware) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 3.3. Nothing in this Section 3.6 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

Section 3.7 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.7.

Section 3.8 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

Section 3.9 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 3.10 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser and the Company.

Section 3.11 Waiver. The Purchaser on behalf of itself and its Affiliates, and the Company on behalf of itself and its Affiliates, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliates hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliates Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliates with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 3.12 Entire Agreement. This Agreement, the BCA and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein..

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IN WITNESS WHEREOF, the Sponsors, Purchaser, and the Company have each caused this Agreement to be duly executed as of the date first written above.

SPONSORS:

QUANTUM VENTURES LLC

By:	/s/ John Schaible
	Name:	John Schaible
	Title:	Chief Executive Officer

/s/ John Schaible
Name:	John Schaible

/s/ Miguel Leon
Name:	Miguel Leon

/s/ Sandip I. Patel
Name:	Sandip I. Patel

/s/ Thomas J. Hammond
Name:	Thomas J. Hammond

/s/ Richard Korhammer
Name:	Richard Korhammer

/s/ Steven J. Carlson
Name:	Steven J. Carlson

/s/ Michael Devlin
Name:	Michael Devlin

[Signature Page to Purchaser Support Agreement]

PURCHASER:

QUANTUM FINTECH ACQUISITION CORPORATION

By:	/s/ John Schaible
	Name:	John Schaible
	Title:	Chief Executive Officer

[Signature Page to Purchaser Support Agreement]

COMPANY:

ATLASCLEAR, INC.

By:	/s/ Craig Ridenhour
	Name:	Craig Ridenhour
	Title:	Chief Business Development Officer

[Signature Page to Sponsor Support Agreement]

Schedule I

Sponsor-held Purchaser Common Stock and Purchaser Warrants

Sponsor	Purchaser Common Stock	Purchaser Warrants
Quantum Ventures LLC 4221 W. Boy Scout Blvd., Suite 300, Tampa, FL 33607	3,796,335	4,922,500
Chardan Quantum LLC 17 State Street, New York, NY 10004	949,084	1,230,625
John Schaible c/o Quantum Ventures LLC 4221 W. Boy Scout Blvd., Suite 300, Tampa, FL 33607	40,833	0
Miguel Leon c/o Quantum Ventures LLC 4221 W. Boy Scout Blvd., Suite 300, Tampa, FL 33607	40,833	0
Daniel Caamano, V c/o Quantum Ventures LLC 4221 W. Boy Scout Blvd., Suite 300, Tampa, FL 33607	41,233	0
Sandip I. Patel c/o Quantum Ventures LLC 4221 W. Boy Scout Blvd., Suite 300, Tampa, FL 33607	41,334	0
Thomas J. Hammond c/o Quantum Ventures LLC 4221 W. Boy Scout Blvd., Suite 300, Tampa, FL 33607	40,833	0
Richard Korhammer c/o Quantum Ventures LLC 4221 W. Boy Scout Blvd., Suite 300, Tampa, FL 33607	40,833	0
Steven J. Carlson c/o Quantum Ventures LLC 4221 W. Boy Scout Blvd., Suite 300, Tampa, FL 33607	40,833	0

[Schedule I to Sponsor Support Agreement]

Schedule II

Affiliate Agreements

1.	Registration and Stockholder Rights Agreement, dated February 4, 2021, by and between Quantum, Sponsor and each of the executive officers and directors of Quantum

2.	Stock Escrow Agreement, dated February 4, 2021, by and between Quantum, Continental Stock Transfer & Trust Company, Sponsor and each of the executive officers and directors of Quantum

3.	Subscription Agreement, dated October 23, 2020, by and between Quantum and Quantum Ventures LLC

4.	Promissory Note, dated October 1, 2020, issued to Quantum Ventures LLC

5.	Business Combination Marketing Agreement, dated February 4, 2021, by and between Quantum and Chardan Capital Markets LLC

6.	Insider Letter (Co-Sponsors), dated as of February 4, 2021, by and between Quantum and Sponsor

7.	Insider Letter, dated as of February 4, 2021, by and between Quantum and each of the executive officers and directors of Quantum

8.	Private Placement Warrants Purchase Agreement, dated February 4, 2021, by and between Quantum and Quantum Ventures LLC

9.	Private Placement Warrants Purchase Agreement, dated February 4, 2021, by and between Quantum, Chardan Capital Markets, LLC and B. Riley Securities, Inc.

10.	Underwriting Agreement, dated as of February 4, 2021, by and between Quantum, Chardan Capital Markets, LLC and B. Riley Securities, Inc.

11.	Administrative Service Agreement, dated as of February 4, 2021, by and between Quantum and Quantum Ventures LLC

12.	Co-Placement Joinder dated September 13, 2021 by and between PSC, Quantum and Chardan Capital Markets LLC, to the Letter agreement for lead placement agent services, dated August 20, 2021, by and between Quantum and PSC.

13.	Letter Agreement, dated November 9, 2021, between Quantum and Chardan.

14.	Indemnification Agreements with each of the executive officers and directors of Quantum

a.	Indemnity Agreement, dated February 4, 2021, by and between Quantum and Miguel Leon

b.	Indemnity Agreement, dated February 4, 2021, by and between Quantum and Richard Korhammer

c.	Indemnity Agreement, dated February 4, 2021, by and between Quantum and Sandip I. Patel

d.	Indemnity Agreement, dated February 4, 2021, by and between Quantum and Steven Carlson

e.	Indemnity Agreement, dated February 4, 2021, by and between Quantum and John M. Schaible

f.	Indemnity Agreement, dated February 4, 2021, by and between Quantum and Thomas Hammond